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               UNITED STATES                               OMB APPROVAL
      SECURITIES AND EXCHANGE COMMISSION           -----------------------------
           Washington, D.C. 20549                  OMB Number:        3235-0058
                                                   Expires:    January 31, 2005
                                                   Estimated average burden
                 FORM 12b-25                       hours per response ..... 2.50
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        NOTIFICATION OF LATE FILING                       SEC FILE NUMBER
                                                              0-25612
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                                                            CUSIP NUMBER
                                                             854910205
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(Check One):| |Form 10-K  | |Form 20-F | |Form 11-K  |X|Form 10-Q  | |Form N-SAR


     For Period Ended:                 September 30, 2002
                      ----------------------------------------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

        Starbase Corporation
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Full Name of Registrant


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Former Name if Applicable

        4 Hutton Centre Drive, Suite 900
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Address of Principal Executive Office (Street and Number)

        Santa Ana, CA 92707
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the
prescribed time period.    SEE ATTACHMENT A


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Douglas S. Norman                    714                  445-4400
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              (Name)                  (Area Code)          (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or
     15(d) of the Securities Exchange |X| Act of 1934 or Section
     30 of the Investment Company Act of 1940 during the
     preceding 12 months or for such shorter period that the
     registrant was required to file such report(s) been filed?        YES   NO
     If answer is no, identify report(s).                              [X]   [ ]

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal
     year will be reflected by the earnings statements to be           YES   NO
     included in the subject report or portion thereof?                [ ]   [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                              Starbase Corporation
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   November 14, 2002           By /s/ Douglas S. Norman
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                                      Douglas S. Norman, Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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                                  ATTACHMENT A

PART III - NARRATIVE

The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 could not be filed within the prescribed time period since the Registrant has devoted substantial time and efforts to recent business matters affecting the Registrant and relating to the transactions contemplated by the Agreement and Plan of Merger, dated October 8, 2002, among the Registrant, Borland Software Corporation and Galaxy Acquisition Corp., a wholly owned subsidiary of Borland.